                                                                   EXHIBIT 10.3



NORTH CAROLINA    )                 AMENDED AND RESTATED
                  )            EXECUTIVE EMPLOYMENT AGREEMENT
GUILFORD COUNTY   )



         THIS AGREEMENT, made and entered into the _____ day of _______________, 1999, and effective as of September 28, 1999, by and between LADD Furniture, Inc., a North Carolina corporation ("Company"), and William S. Creekmuir, an individual resident of North Carolina ("Executive");

                                  WITNESSETH:

         WHEREAS, Company is engaged in the manufacture, distribution, and sale of furniture; and

         WHEREAS, the Company has previously entered into an employment agreement with Executive dated December 1, 1995; and

         WHEREAS, due to changes that have occurred in the compensation arrangements with the Company's executives and the possibility of a merger between the Company and a subsidiary of La-Z-Boy Incorporated, further amendments to the employment agreement are appropriate; and

         WHEREAS, Company desires to continue to employ Executive as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer, and Executive desires to accept such continued employment on the terms and conditions hereinafter set forth; and

         WHEREAS, the retention of the Executive is critical to the success of the negotiation and consummation of the proposed merger with a subsidiary of La-Z-Boy Incorporated; and

         WHEREAS, the amendment of the agreement will induce the Executive to continue his employment relationship with the Company;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

         1. Employment. Company hereby employs Executive, and Executive hereby accepts employment and agrees to remain in the employ of the Company during the term of this Agreement, on the terms and conditions hereinafter set forth.

         2. Term of Employment. Subject to the provisions in Section 10 below, the term of this Agreement shall be for a one-year period beginning on the date hereof and terminating on September 30, 2000, unless otherwise terminated as provided herein.

         3. Nature of Employment. Executive is employed as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Company. Consistent with such position, Executive shall, subject to the direction of the Chief Executive Officer and the Board of Directors of Company, direct and manage the affairs of the Company as assigned. Executive shall report to and be responsible to the Chief Executive Officer. During the term of this Agreement and any extensions or renewals thereof, Executive shall have no other employment of any nature whatsoever without the prior consent of Company. Accordingly, unless otherwise approved by Company, Executive agrees to devote his full working time to the business of Company; provided, however, nothing herein contained shall restrict or prevent Executive from personally and for his own account owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family. Further, nothing herein contained shall restrict or prevent Executive from serving on the Board of Directors of any entity which does not directly or indirectly compete with Company.

         4.       Compensation.

                  (a) Base Salary. Compensation to Executive for the services rendered on behalf of Company during the term of this Agreement shall be no less than Two Hundred Fifty-Five Thousand Dollars ($255,000) per year, payable in equal monthly installments. From time to time during the term of this Agreement, Executive's compensation may be increased, but shall in no event be decreased from the amount of the base salary in effect at that time. Company shall review Executive's compensation hereunder at least on an annual basis.

                  (b) Incentive Compensation. In addition to Executive's base salary, Executive shall be entitled to participate in incentive compensation plans and programs generally available to executives of the Company, provided that performance goals and award targets used in the computation of awards to the Executive hereunder shall be no less favorable than those which are used in the computation of awards to other executives of the Company and shall recognize the level of responsibility of the Executive.

         5. Expenses. Executive is authorized to incur reasonable expenses in connection with the business of Company, including expenses for travel and similar items. Company will reimburse Executive for all such expenses upon the presentation by Executive, from time to time, of an itemized account of expenditures.

         6. Vacation. Executive shall be entitled to paid vacations during each calendar year of the term of this Agreement at such times and for such duration as may be determined by the Chief Executive Officer of the Company, taking into consideration the needs and requirements of Company for Executive's services; provided, however, the minimum paid vacation to which Executive shall be entitled in any calendar year is four (4) weeks.

         7. Additional Benefits. During the term of this Agreement and any renewals or extensions thereof, Company shall keep and maintain, for the benefit of Executive, life insurance having a death benefit of not less than one hundred percent (100%) of base pay (not to exceed

$500,000) and disability insurance that will provide Executive a benefit of not less than sixty-percent (60%) of base pay per month during the term of any disability. Executive and, as applicable, the Executive's family shall also have the right to participate in any Executive benefit plans or other fringe benefits adopted by Company for its officers and/or other key management employees or as a part of Company's regular compensation structure for its employees, including any group hospitalization, medical, dental, accidental death and disability and long-term disability income replacement insurance plans and any retirement income and capital accumulation plans. All such benefits shall be in addition to the compensation payments provided by this Agreement.

         8. Death During Employment. If Executive dies during the term of this Agreement, Company shall pay to the estate of Executive the compensation to which he would otherwise be entitled through the end of the month in which death occurs in accordance with Section 4(a) above. Company shall also pay to the estate of Executive an amount equal to any bonus or other incentive payments which would otherwise have been due to Executive had Executive been employed as of fiscal year end, pro-rated to date of death. This Agreement shall thereupon terminate, and Company shall have no further obligation to the estate of Executive.

         9. Permanent Disability During Employment. If Executive becomes permanently disabled during the term of this Agreement, Company shall pay to Executive the compensation, in accordance with Section 4(a) above, to which he would otherwise be entitled to the end of the month in which such permanent disability occurs. Thereafter, the Executive shall continue to receive his then base salary, minus any payments provided by the Company's benefit plans (including disability benefits paid pursuant to Section 7 above) and by any government sponsored program, for a twenty-four (24) month period from the date of permanent disability. This Agreement shall thereupon terminate and Company shall have no further obligation to Executive except as may be provided under Company's short-term and long-term disability plans during the term of such disability and any pro rata portion of any bonus or incentive plan. Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Executive that renders Executive incapable of performing the essential duties of his job and which condition shall be medically determined to be of permanent duration as same is construed under Company's disability plans.

         10. Renewal. Executive's term of employment shall be automatically extended upon the same terms and conditions contained herein for successive one-year periods unless a written notice of termination is given by either party at least 90 days before the end of the term of employment or any renewals or extensions thereof. In the event the Company gives timely notice to terminate this Agreement, the severance provision of Section 12 pertaining to termination without cause shall become effective.

         11. Termination for Cause. Company may terminate Executive's employment at any time "for cause". The term "for cause" shall mean (i) a material default or other breach by Executive of his obligations under this Agreement, (ii) material failure by Executive to diligently and competently perform his duties under this Agreement, which shall be determined by Company's Board of Directors in its reasonable discretion, (iii) insubordination or other act or acts by Executive detrimental to Company or damaging to Company's relationships with customers, suppliers or employees or (iv) fraud, dishonesty, misappropriation of Company's assets, or conviction of a felony. Upon the occurrence of (i), (ii) or (iii) above, Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days prior written notice to Executive, which notice shall state the reason for such termination and shall provide Executive an opportunity to remedy or cure such cause during such period. If such cause is not remedied or cured during such period, Company may terminate Executive's employment immediately. In the event of a termination for cause, Company shall have no obligation or liability to Executive under this Agreement except for the compensation to which he is entitled through the end of the month of termination in accordance with Section 4(a) above.

         12. Termination Without Cause. Company shall be entitled to terminate the employment relationship hereunder without cause at any time upon thirty (30) days prior written notice to Executive. In such event, Executive, if requested by Company, shall continue to render his services up to the date of termination and shall be paid the compensation to which he is entitled through the end of the month of termination in accordance with Section 4(a) above. In addition, if Company terminates this Agreement for any reason other than for cause, as specified in Section 11 above, the Executive shall be entitled to receive in twenty-four (24) equal monthly payments an amount equal to two times the sum of (i) his then current base salary in accordance with
Section 4(a) above and (ii) the average annual incentive payments to the Executive during the preceding three (3) years. The Executive shall not be obligated in any way to mitigate the Company's obligations to him under this
Section 12 and any amounts earned by the Executive subsequent to his termination of employment shall not serve as an offset to the severance payments due him by the Company under this Section. Further, Executive shall be deemed to be One Hundred Percent (100%) vested in the LADD Furniture, Inc. Executive Retirement Plan (the "ERP"). Payments under this Section 12 are in addition to and not in lieu of any benefits under the ERP or other benefit programs of the Company. The Company shall thereafter have no other obligation or liability to Executive under this Agreement.

         If the Company willfully and materially breaches this Agreement and the Executive terminates employment on account of such breach, the Company shall be deemed to have terminated the Executive's employment without cause. Accordingly, the Executive shall be entitled to receive all payments and benefits due the Executive in the event of termination without cause, as set forth in this Section 12.

         13. Termination For Good Reason. In the event of a "Change in Control" of the Company (as hereinafter defined), the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events during the twelve (12) months immediately preceding or following the effective date of a Change in Control of the Company:

                  (a) a material change in the scope of the Executive's assigned duties and responsibilities from those in effect immediately prior to a Change in Control of the Company or the assignment of duties or responsibilities that are inconsistent with the Executive's status in the Company; provided that (i) the Executive's failure to be elected to or to remain on the board of directors of the Company or any of its subsidiaries; (ii) a change in the Executive's status or the scope of his assigned duties and responsibilities resulting from the Company's ceasing to be a "reporting company" under the provisions of the Securities Exchange Act of 1934; and (iii) as long as there is no material change in the scope of the personnel or operations reporting to the Executive, the insertion of an additional layer of management or a change in the individuals (but not constituting the insertion of more than one additional layer of management) to whom the Executive reports shall not constitute a material change in scope of the Executive's assigned duties and responsibilities or be inconsistent with the Executive's status in the Company;

                  (b) a reduction by the Company in the Executive's base salary or incentive compensation as in effect on the date of a Change in Control; provided that no reduction in incentive compensation shall be deemed to occur if Executive is offered the same incentive compensation offered to similarly situated senior executive officers of the subsidiaries of La-Z-Boy with comparable duties and responsibilities of Executive;

                  (c) the Company's requirement that the Executive be based anywhere other than the Company's office at which he was based prior to the Change in Control of the Company; or

                  (d) the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 14 of this Agreement unless La-Z-Boy or the Company deem it necessary to change such benefits in order to conform with applicable law.

         For purposes of this Section 13, the "Merger" means the merger of a wholly-owned first-tier subsidiary of La-Z-Boy with and into the Company in accordance with the requirements of the laws of the States of North Carolina and Michigan, whereupon the separate existence of such subsidiary shall cease, and the Company shall be the surviving corporation of such merger.

         For purposes of Section 13(c) above, the Company shall be deemed to have required the Executive to be based somewhere other than the Company's office at which he was based prior to the Change in Control if the Executive is required to spend more than two days per week on a regular basis at a business location not within 50 miles of the Executive's primary business location as of the Change in Control.

         If the Executive shall terminate his employment for Good Reason, then the Company shall pay him severance pay in twenty-four (24) equal monthly payments an amount equal to two times the sum of (i) his then current base salary in accordance with Section 4(a) above, and (ii) the average annual incentive payments to the Executive during the preceding three (3) years. The Executive shall not be obligated in any way to mitigate the Company's obligations to him under this Section 13 and any amounts earned by the Executive subsequent to his termination of employment shall not serve as an offset to the severance payments due him by the Company under this Section.

         For purposes of this Agreement, a "Change in Control" means the date on which the earlier of the following events occur:

                  (a) the acquisition by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock");

                  (b) the merger or consolidation of the Company with one or more corporations as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation;

                  (c) the transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

                  (d) the election to the Board of Directors of the Company of three directors without the recommendation or approval of the incumbent Board of Directors of the Company.

         14.      Change in Control Benefits.

                  (a) Upon a Change in Control, as defined above in Section 13, all outstanding stock options shall become 100% vested and immediately exercisable, regardless of whether Executive terminates employment or not.

                  (b) If the Executive is terminated without cause or terminates employment with Good Reason within twelve (12) months of a Change in Control, to the extent permitted by law, the Company shall continue the medical, disability and life insurance benefits which Executive was receiving at the time of termination for a period of 36 months after termination of employment or, if earlier, until Executive has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer. Coverage under Employer's medical, disability and life insurance programs shall cease with respect to each such program as Executive becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer.

         15. Property of Company. Executive agrees that upon the termination of his employment he will turn over to Company all property of Company which has come into his possession while an Executive of Company.

         16.      Covenants by Executive.

                  (a) Non-competition. During the term of employment under this Agreement including any renewals or extensions thereof, and for a period of two
(2) years thereafter, Executive shall not, without the prior written approval of Company, directly or indirectly, engage in any competitive activity as employer, employee, partner, stockholder, joint venturer or otherwise, enter into or in any manner take part in any business or other endeavor which would be in competition with Company in the continental United States as such business is conducted at the time of termination.

                  (b) Respect for Economic Relationships. Executive will not, during the term of his employment under this Agreement including any renewals or extensions thereof, and for a period of two (2) years thereafter, in any fashion, form, or manner, either directly or indirectly, solicit, interfere with, or endeavor to entice away from Company any customer or person, firm or corporation, regularly dealing with Company or directly or indirectly interfere with, entice away, or cause any other entity to employ any other employee of Company.

                  (c) Validity of Covenants. Executive agrees that the covenants contained in this Section are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time, territory and scope, and do not interfere with the interests of the public. Executive further agrees that the descriptions of the covenants contained in this Section are sufficiently accurate and definite to inform Executive of the scope of such covenants. Executive acknowledges that prior to entering into this Agreement he was employed "at will", and agrees that the term of employment and termination provisions contained in Sections 2, 10, 11, 12 and 13 above constitute fully adequate and sufficient consideration for the covenants contained in Sections 16 and 18 of this Agreement.

                  (d) Specific Performance. Executive agrees that a breach or violation of any of the covenants under this Section will result in immediate and irreparable harm to Company in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to Company. Therefore, the failure on the part of Executive to perform all of the covenants established by this Section shall give rise to a right to Company to obtain enforcement of this Section in a court of equity by a decree of specific performance or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy Company may have.

         17. Patent, Trade Dress and Trademark Assignment. Executive agrees without additional compensation to assign promptly to Company all rights, title, and interest in and to any and all trade secrets, inventions, letters patent, applications for letters patent, trade dress, and trademarks whether or not subject to state or federal trademark during the term of employment hereunder if related to the then current products and activities of Company, such activities to include, without limitation, product development by Company, or if developed or made with the use of its facilities, equipment, materials, personnel, or trade secrets, or result directly from any work performed by Executive for Company. Executive further agrees to disclose promptly to Company any such trade secrets, inventions, letters patent, applications for letters patent, trade dress, and trademarks, and, at the request and expense of Company, to apply for letters patent or registration thereon in every jurisdiction designated by Company.

         18. Confidential Information. Executive agrees both during the term of this Agreement and thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of Company, including without limitation, information regarding trade secrets, trade dress, proprietary processes, confidential business plans, market research data and financial data, and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of Company or unless such information shall become public knowledge by other means. Executive agrees that such information is a valuable, special, and unique asset of Company. Upon the termination of Executive's employment with Company, Executive shall immediately return to Company all documents, records, notebooks, and similar repositories of information relating to confidential information of Company and/or the development of any inventions.

         19. Waiver of Breach. The waiver by Company or Executive of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the parties.

         20. Notice. All notices, requests, demands, payments, or other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

         (a)      If to Company, to:
                  LADD Furniture, Inc.
                  4620 Grandover Parkway
                  Greensboro, NC  27407
                  Attn:  Chief Executive Officer

         b)       If to Executive, to:
                  William S. Creekmuir
                  11 Heathrow Court
                  Greensboro, NC  27410

         21. Entire Agreement. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding or of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

         22. Severability. If any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, that invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained herein.

         23. Parties Bound. The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Company or Executive without the prior written consent of the other party.

         24. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into, or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation or merger, the use of the word "Company" herein shall mean such other corporation, and this Agreement shall continue in full force and effect.

         25. Survival. The provisions of Sections 16 and 18 of this Agreement shall survive the termination of this Agreement and shall continue for the terms set forth in Sections 16 and 18.

         26. Captions. Captions to the Sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope thereof or the intent of any of the provisions.

         27. Applicable Law. This Agreement shall be construed and the legal relationship between the parties determined in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, the corporate party acting through duly authorized officers.


ATTEST:                                     LADD Furniture, Inc.


                                            By:
---------------------------                    -------------------------------
Secretary                                          President

(Corporate Seal)



                                                                        (SEAL)
---------------------------                 ----------------------------
(Witness)                                   William S. Creekmuir